Exhibit 99.1

FOR IMMEDIATE RELEASE

ACCERIS COMMUNICATIONS INC. ENTERS INTO A LETTER OF INTENT TO SELL ACCERIS COMMUNICATIONS CORP. TO PLATINUM EQUITY’S MATRIX TELECOM

San Diego, California, March 28, 2005 -- Acceris Communications Inc. (ACRS.OB) announced today that it has entered into a letter of intent to sell its 100% ownership interest in its communications services subsidiary, Acceris Communications Corp. (“Acceris”), to Matrix Telecom®, a Platinum Equity company. Under the letter of intent, Acceris Communications Inc. would receive cash and other consideration for the transfer of all of the shares of Acceris to Matrix.

“We are extremely pleased at the prospect of engaging in a transaction with companies that have the reputation, experience and resources of Matrix and Platinum Equity”, said Kelly Murumets, President of Acceris Communications Inc. “The proposed transaction will give Acceris the ability to gain scale and continue to improve operating efficiencies.”

Finalization of the sale is contingent upon the execution of a Share Purchase Agreement, approval by Acceris Communications Inc. shareholders and Board of Directors, regulatory approval, and other customary closing conditions. The companies anticipate executing the agreement by April 30, 2005, and closing the proposed transaction during the third quarter of 2005. During the interim period between executing the agreement and closing the transaction, the parties are expected to enter into a management services agreement.

“This will be another outstanding add-on to expand the capabilities of Matrix Telecom,” said Johnny O. Lopez, Executive Vice President for Global Mergers & Acquisitions at Platinum Equity. “Along with the pending acquisition of Global Crossing’s Small Business Group, Acceris’ network, services and product capabilities will help create value by further solidifying Matrix’s position in the marketplace.”

About Matrix Telecom
Matrix Telecom Inc., a Platinum Equity company, is a fully integrated, facilities-based telecommunications carrier providing premium quality voice and data services to a nationwide customer base. Headquartered in Dallas, Texas, Matrix Telecom offers a complete line of voice, data, and Voice over IP products servicing the residential and business markets. Matrix Telecom offers wholesale products direct to other carriers, as well as retail products distributed through resellers and agents. Matrix Telecom is committed to providing customized communication services that exceed customers’ expectations for quality, value, and reliability. For more information, please visit the Matrix Telecom website at www.matrixvalue.com.

About Platinum Equity
Platinum Equity (www.platinumequity.com) is a global M&A&O® firm specialized in the merger, acquisition, and operation of mission-critical services and solutions companies. Since its founding in 1995, the firm has completed more than 65 transactions, building a diverse portfolio of companies with nearly 40,000 employees, more than 600,000 customer sites, and a multi-billion dollar revenue base. Platinum Equity in 2004 was named the 32nd largest private company in the United States by Forbes magazine.

About Acceris Communications Inc.
Acceris Communications Inc. is a broad based communications company serving residential, small and medium-sized business and large enterprise customers in the United States through its subsidiary Acceris Communications Corp. A facilities-based carrier, it provides a range of products including local dial tone and 1+ domestic and international long distance voice services, as well as fully managed and fully integrated data and enhanced services. Acceris Communications Inc. offers its communications products and services both directly and through a network of independent agents, primarily via multi-level marketing and commercial agent programs. For further information, please visit Acceris Communications Inc.’s website at www.acceris.com.

Forward-Looking Statements
This release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, as amended that are based on management’s exercise of business judgment as well as assumptions made by and information currently available to management. When used in this document, the words “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend” and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. Negotiations with respect to the transaction that are the subject of this release are ongoing and may result in significant modifications to the transaction. There can be no assurance that the transaction that is the focus of this release will be concluded, or if concluded that it will be concluded on terms currently contemplated. These statements reflect our current view of future events and are subject to certain risks and uncertainties as noted in our securities and other regulatory filings. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. We undertake no obligation and do not intend to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Many factors could cause actual results to differ materially from our forward-looking statements.

Acceris Contacts:
Kelly Murumets
President
Kelly.murumets@acceris.com
(416) 866-3187

David Silverman
Senior Vice President, General Counsel
David.silverman@acceris.com
(301) 365-3699

Platinum Equity Contact:
Mark Barnhill
(310) 228-9514
mbarnhill@platinumequity.com